Exhibit 10.8

HEALTHWAYS, INC.
2014 STOCK INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
(DIRECTORS)

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement") is made and entered into on GRANT DATE (the "Grant Date") by and between HEALTHWAYS, INC., a Delaware corporation (the "Corporation") including its subsidiary corporations, and PARTICIPANT NAME (the "Director").

WHEREAS, the Corporation desires to afford the Director an opportunity to purchase shares of Common Stock, $.001 par value per share  ("Common Stock") of the Corporation, in accordance with the provisions of Healthways 2014 Stock Incentive Plan (the "Plan").

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Grant of Option.  Corporation hereby grants to Director the option (this "Option"), exercisable in whole or in part to purchase NUMBER OF SHARES shares of the Corporation's Common Stock, for an exercise price of EXERCISE PRICE per share.

2.  Option Plan.  This Option is granted as a non-qualified stock option under the Plan, and is not intended to qualify as an incentive stock option, as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").  This means that, at the time Director exercises all or any portion of this Option, Director will have taxable income equal to any positive difference between the market value of the Common Stock at the date of the exercise and the option exercise price paid for the Common Stock under this Option as shown in Section 1 of this Agreement.

The Director hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference and made a part hereof.  The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.  Terms not otherwise defined herein shall have the meanings given them in the Plan.
3.  Timing of Exercise.  The Director may exercise this Option with respect to the percentage of shares set forth below from and after the dates specified below, provided that Director is still serving as a director of the Corporation on such date except as set forth in Section 6 hereof:

Percentage Vested	Date of Vesting
25%	One Year from Grant Date
25%	Two Years from Grant Date
25%	Three Years from Grant Date
25%	Four Years from Grant Date

This Option will expire ten (10) years from the Grant Date.

4.            Manner of Exercise.  This Option shall be exercised by the Director (or other person entitled to exercise this Option under Section 5 of this Agreement) by providing notice to the stock plan administrator of the Director's or such other person's intent to exercise this Option, and providing to the stock plan administrator all required information necessary to complete the exercise transaction. Such notice shall not be effective unless accompanied by the full purchase price for all shares so purchased within the timeframe required by the plan administrator. The purchase price shall be payable in cash, personal check (subject to collection), bank draft or such other method as the Committee may determine from time to time.  In the Committee's discretion, the purchase price may also be paid by the tender of, by either actual delivery or attestation, Common Stock acceptable to the Committee and valued at its Fair Market Value on the date of exercise or through a combination of Common Stock and cash.  The purchase price shall be calculated as the number of shares to be purchased times the option exercise price per share as shown in Section 1 of this Agreement.

5.            Nontransferability of Option.  This Option shall not be transferable by the Director otherwise than by will or by the laws of descent and distribution, and is exercisable during the Director's lifetime only by the Director.  The terms of this Option shall be binding on the executors, administrators, heirs and successors of the Director.

6.            Termination or Expiration of Director's Position on the Board.

(a)            Termination or Resignation from Board Following at Least Three Years as a Director.  If the Director shall cease to serve as a director of the Corporation for any reason other than involuntary removal by the stockholders for cause and if the Director has (x)(A) served at least five  years as a director of the Corporation, or (B)(i) served at least three years as a director of the Corporation and (ii) offered to resign from the Board on or after such Director's 72nd birthday, which offer to resign has been accepted by the Corporation, and (y) in any case of (A) or (B) above, given the Corporation at least three months' prior written notice of the Director's intent not to stand for re-election at the end of the Director's then-current term (provided that the notice requirement in this Section 6(a)(y) shall not apply in the event that the Director ceases to serve as a director of the Corporation as a result of the Corporation's request therefor), the shares subject to this Option granted hereunder not previously exercisable and vested shall continue to become exercisable on the same schedule as provided in Section 3 or otherwise as if the Director had continued to serve through each Vesting Date, and this Option may be exercised thereafter until the expiration of the stated term of this Option.

(b)            Termination by Reason of Retirement.  If the Director shall cease to be a director of the Corporation by reason of retirement as a result of reaching the director retirement age set forth in the Corporation's Board Corporate Governance Guidelines without meeting the requirements of section 6(a) above, this Option may thereafter be exercised by the Director, to the extent it was exercisable at the time of such cessation, for a period of one year from the date of such cessation or until the expiration of the stated term of this Option, whichever period is shorter; provided, however, that if the Director dies within such one-year period, this Option shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year from the date of such death or until the expiration of the stated term of this Option, whichever period is shorter.

(c)            Termination by Reason of Disability.  If the Director shall cease to be a director of the Corporation by reason of Disability, the shares subject to this Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested and may thereafter be exercised by the Director until the expiration of the stated term of this Option.

(d)            Termination by Death.  If the Director shall cease to be a director of the Corporation by reason of death, the shares subject to this Option granted hereunder not previously exercisable and vested shall become fully exercisable and vested and may thereafter be exercised, by the legal representative of the estate or by the legatee of the Director under the will of the Director, until the expiration of the stated term of this Option.

(e)            Termination for any Other Reason.  If the Director shall cease to be a director of the Corporation for any reason (including removal by the stockholders for cause) other than as set forth in Sections 6(a) through 6(d) of this Agreement, this Option may be exercised by the Director, only to the extent otherwise then exercisable on the date of such cessation, for a period of three months from the date of such cessation or the expiration of this Option's term, whichever period is the shorter.

7.            Restrictions on Purchase and Sale of Shares.  The Corporation shall be obligated to sell or issue shares pursuant to the exercise of this Option only in the event that the shares are at that time effectively registered or otherwise exempt from registration under the Securities Act of 1933, as amended ("the 1933 Act").  In the event that the shares are not registered under the 1933 Act, the Director hereby agrees that, as a further condition to the exercise of this Option, the Director (or his or her successor under Section 5 of this Agreement), if the Corporation so requests, will execute an agreement in form satisfactory to the Corporation in which the Director represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.  The Director further agrees that if the shares of Common Stock to be issued upon the exercise of this Option are not subject to an effective registration statement filed with the Securities and Exchange Commission pursuant to the requirements of the 1933 Act, such shares shall bear an appropriate restrictive legend.

8.            Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, the number of shares of Common Stock of the Corporation subject to this Option and the price per share of such shares shall be equitably and proportionately adjusted by the Committee in accordance with the Plan.

9.            Change in Control.  Upon a Change in Control, as defined in the Plan, this Option shall become fully exercisable and vested; except as may be otherwise provided in the applicable transaction documents, a Director shall be given the reasonable opportunity to exercise this Option (to the extent not previously exercised) prior to a Change in Control, and this Option shall expire to the extent not exercised immediately following such Change in Control.

10.            No Rights Until Exercise.  The Director shall have no rights hereunder as a stockholder with respect to any shares subject to this Option until the date on which a stock certificate or book-entry shares are issued to him or her for such shares upon the exercise of this Option in accordance with this Agreement.

11.            Amendment.  Subject to the restrictions contained in the Plan, the Board may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 8 above, no such amendment shall impair the rights of the Director hereunder without the Director's consent.

12.            Notices.  All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.
To the Corporation:	Healthways, Inc.
701 Cool Springs Blvd
Franklin, Tennessee 37067

To the Director:	PARTICIPANT NAME
(Director name and address)	Address on File
at Healthways

13.            Severability.  If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or the award of this Option, or would disqualify the Plan or this Option under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction, person or the award, and the remainder of the Plan and this Agreement shall remain in full force and effect.

14.            Governing Law.  The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

15.            Interpretation; Resolution of Disputes.  It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Director.  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board.  Any determination made hereunder shall be final, binding and conclusive on the Director and the Corporation for all purposes.

16.            Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Director's legal representative and permitted assignees.  All obligations imposed upon the Director and all rights granted to the Corporation under this Agreement shall be binding upon the Director's heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the parties have caused the Stock Option Agreement to be duly executed as of the day and year first above written.

HEALTHWAYS, INC.:

 /s/ Ben R. Leedle, Jr.

Name:    Ben R. Leedle, Jr.
Title:    Chief Executive Officer

DIRECTOR:

Online Grant Acceptance Satisfies Signature Requirement